EXHIBIT 99.1

Chemung Financial Corporation Reports First Quarter 2024 Net Income of $7.1 million, or $1.48 per share

ELMIRA, N.Y., April 18, 2024 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $7.1 million, or $1.48 per share, for the first quarter of 2024, compared to $3.8 million, or $0.80 per share, for the fourth quarter of 2023, and $7.3 million, or $1.54 per share, for the first quarter of 2023.

“We have started out 2024 with another strong quarter of results from our core businesses,” said Anders M. Tomson, President and CEO of the Corporation. “Improving credit metrics and 6% annualized loan growth in a challenging environment is an endorsement of our client focused business model and franchise,“ Tomson added.

First Quarter Highlights:

  Total loans exceeded $2.0 billion for the first time in the Corporation's 190-year history, growing $30.9 million during the first quarter.1
  Fully taxable equivalent net interest margin expanded by four basis points during the first quarter of 2024 to 2.73%, from 2.69% during the fourth quarter of 2023.2
  Non-performing loans to total loans decreased by 14 basis points to 0.39% as of March 31, 2024, from 0.53% as of December 31, 2023.1
  Dividends declared during the first quarter 2024 were $0.31 per share.

1 Balance sheet comparisons are calculated as of March 31, 2024 versus December 31, 2023.

2 See the GAAP to Non-GAAP reconciliations.

1st Quarter 2024 vs 4th Quarter 2023

Net Interest Income:

Net interest income for the first quarter of 2024 totaled $18.1 million compared to $17.9 million for the prior quarter, an increase of $0.2 million, or 1.1%, driven primarily by an increase of $1.1 million in interest income on loans, including fees, offset by increases of $0.8 million in interest expense on deposits and $0.2 million in interest expense on borrowed funds.

Interest income on loans, including fees, increased primarily due to a $37.8 million increase in average commercial loan balances, and a 21 basis points increase in the average yield on commercial loans, compared to the prior quarter. Interest income on commercial loans for the first quarter of 2024 included $0.3 million in deferred interest recognized on the payoff of a nonaccrual commercial real estate loan. Average balances of consumer and residential mortgage loans decreased by $2.9 million and $1.7 million respectively, while the average yield on these loan categories each increased 15 basis points, compared to the prior quarter. The Corporation continued to see demand for new commercial originations, while demand for new consumer and residential mortgage loans remained subdued due to current market conditions.

Interest expense on deposits increased primarily due to an increase of 16 basis points in the average interest rate paid on interest-bearing deposits, and growth in average balances of customer and brokered deposits. Average balances of total customer interest-bearing deposits increased $21.6 million and average balances of brokered deposits increased $17.4 million compared to the prior quarter. The cost of customer time deposits increased 21 basis points compared to the prior quarter, and comprised 20.1% of average total deposits as of March 31, 2024, compared to 18.7% as of December 31, 2023. A continuation of CD campaigns was primarily responsible for the increase in average balances and the cost of customer time deposits during the current quarter. Pressures on pricing continued during the current quarter due to both competition and market expectations, while the shift in deposit mix towards higher cost accounts softened in the current quarter, compared to the shift experienced throughout 2022 and 2023.

The increase in interest expense on borrowed funds was due primarily to an increase in average balances of borrowed funds of $19.9 million in the current quarter, compared to the prior quarter, due to a $50.0 million advance from the FRB Bank Term Funding Program (BTFP) at an interest rate of 4.91%. The advance is due in January 2025 and is prepayable at any time prior to maturity, without prepayment penalty. Average balances of FHLBNY overnight advances decreased $18.5 million compared to the prior quarter, primarily due to the utilization of the lower cost BTFP advance. The average cost of total borrowings for the current quarter was 5.15%, compared to 5.52% in the prior quarter, a decrease of 37 basis points.

Fully taxable equivalent net interest margin was 2.73% in the current quarter, compared to 2.69% in the prior quarter. Net interest margin expansion in the current quarter was primarily attributable to $0.3 million in interest income recognized on the payoff of a nonaccrual commercial loan. Average balances of interest-earning assets increased $26.4 million in the current quarter, compared to the prior quarter, and the average yield on interest-earning assets increased 20 basis points, compared to the prior quarter, to 4.70%. For the current quarter, the average cost of interest- bearing liabilities increased 17 basis points, compared to the prior quarter, to 2.85%.

Provision for Credit Losses:

Provision for credit losses decreased $4.3 million during the current quarter, compared to the prior quarter. The decrease in the current quarter was primarily due to the annual review and update of the loss drivers used in the Bank's CECL model, $0.3 million in paydowns on loans analyzed on an individual basis which have specific reserve allocations, and continued favorable FOMC forecasts for unemployment and GDP growth. The Bank's updated loss drivers resulted in lower loss experience over the historical look back period, however the economic factors used did not change as a result of these updates. Provision for credit losses in the fourth quarter of 2023 was primarily attributable to a $0.9 million specific allocation on a commercial real estate relationship, a decline in prepayment assumptions, and loan growth.

Non-Interest Income:

Non-interest income for the first quarter of 2024 was $5.7 million, compared to $5.9 million for the prior quarter, a decrease of $0.2 million, or 3.4%. The decrease was driven primarily by decreases of $0.1 million each in service charges on deposit accounts, interchange revenue from debit card transactions, and the change in fair value of equity investments, partially offset by a $0.1 million increase in other non-interest income.

The decrease in service charges on deposit accounts was primarily attributable to a decrease in NSF activity in the current quarter, compared to the prior quarter. The decrease in interchange revenue on debit card transactions was primarily attributable to greater transactional volume in the prior quarter, compared to the current quarter. The decrease in the change in fair value of equity investments was primarily attributable to disbursements related to the Corporation's deferred compensation plan. The increase in other non-interest income was primarily attributable to the receipt of Mastercard incentives in the current quarter.

Non-Interest Expense:

Non-interest expense for the first quarter of 2024 was $16.7 million, compared to $16.8 million for the prior quarter, a decrease of $0.1 million, or 0.8%. The decrease was driven primarily by a decrease of $0.7 million in other non-interest expense, partially offset by increases of $0.2 million in salaries and wages, $0.2 million in pension and other employee benefits, $0.1 million in marketing and advertising expenses, and $0.1 million in other real estate owned expenses.

The decrease in other non-interest expense in the current quarter, compared to the prior quarter, was primarily due to decreases in expenses across a majority of included expense categories, including non-loan charge offs and charitable contributions. Salaries and wages increased in the current quarter compared to the prior quarter primarily due to increases in expenses related to the Corporation's reward program and base wages. The increase in pension and other employee benefits was primarily due to an increase in payroll tax expense in the current quarter, compared to the prior quarter. The increase in marketing and advertising expense was primarily related to promotion of the Corporation's 190th anniversary checking account campaign, a new CD campaign, as well as resumed marketing and advertising efforts overall, compared to the prior quarter. The increase in other real estate owned expenses was primarily due to gains on the transfer of two properties to OREO in the prior period.

Income Tax Expense:

Income tax expense for the first quarter of 2024 was $2.0 million, compared to $0.8 million for the prior quarter, an increase of $1.2 million. The effective tax rate for the current quarter increased to 22.4% from 18.1% in the prior quarter. The increase in income tax expense was primarily attributable to an increase in pretax income.

1st Quarter 2024 vs 1st Quarter 2023

Net Interest Income:

Net interest income for the first quarter of 2024 totaled $18.1 million compared to $19.9 million for the same period in the prior year, a decrease of $1.8 million, or 8.8%, driven primarily by increases of $6.8 million in interest expense on deposits and $0.1 million in interest expense on borrowed funds, offset by increases of $4.9 million in interest income on loans, including fees, and $0.1 million in interest-earning deposits. Interest income on taxable securities was comparable between the first quarters of 2023 and 2024.

The increase in interest expense on deposits was due primarily to a 141 basis points increase in the average interest rate paid on interest-bearing deposits, which included brokered deposits, and an increase of $134.2 million in the average balance of customer interest-bearing deposits. The average balance of brokered deposits increased $8.3 million, and the average interest rate paid on brokered deposits increased 50 basis points, compared to the same period in the prior year.

The increase in interest expense on borrowed funds was primarily due to a 24 basis points increase in the average interest rate paid and a $2.4 million increase in the average balances of borrowed funds. Changes in the composition of borrowed funds reflects the Corporation's shift to the lower cost funding source of the BTFP, partially replacing relatively higher cost FHLBNY overnight advances. The average balances of FHLBNY overnight advances decreased $35.8 million compared to the same period in the prior year, and the average interest rate paid on FHLBNY overnight advances increased 55 basis points.

Interest income on loans, including fees, increased primarily due to a $145.9 million increase in average commercial loan balances, compared to the same period in the prior year, and an increase of 57 basis points in the average yield on commercial loans between these periods, due to the rising interest rate environment. Average consumer loan balances, supported by growth in the indirect auto portfolio, increased $1.9 million, and the average yield on consumer loans increased 90 basis points, primarily due to originations of higher rate indirect auto loans, and interest rate increases on variable rate home equity loans. Average balances of residential mortgage loans decreased $7.9 million compared to the same period in the prior year, due to adverse conditions for borrowers in the residential real estate market, while the average yield on residential mortgage loans increased 23 basis points compared to the same period in the prior year.

Interest and dividend income on taxable securities was comparable between the first quarters of 2023 and 2024. During this period, the average yield on taxable securities increased 17 basis points, due to an increase in interest rates on variable rate securities. This increase was offset by $54.4 million in paydowns and maturities on securities held in the portfolio between the first quarters of 2023 and 2024.

Fully taxable equivalent net interest margin was 2.73% for the first quarter 2024, compared to 3.14% for the same period in the prior year. The Corporation exhibited a greater level of liability sensitivity throughout 2023 and early 2024, after reaching an inflection point in the fourth quarter of 2022. Average interest-earning assets increased $88.4 million for the first quarter of 2024, compared to the same period in the prior year. The average yield on interest-earning assets increased 58 basis points to 4.70%, while the average cost of interest-bearing liabilities increased 136 basis points to 2.85%, for the first quarter of 2024, compared to the same period in the prior year, due to the rising interest rate environment, as well as a shift in the overall deposit mix to higher-cost account types, compared to the same period in the prior year.

Provision for Credit Losses:

Provision for credit losses decreased $2.3 million for the first quarter of 2024, compared to the same period in the prior year. The decrease in provision was primarily attributable to the annual review and update of the loss drivers used in the Bank's CECL model, favorable changes in economic forecasts, and a comparatively smaller increase in loan volume during the current period. The Bank's updated loss drivers resulted in lower loss experience over the historical look back period, however the economic factors used did not change as a result of these updates. FOMC forecasts improved substantially between the first quarters of 2023 and 2024. Forecasted year-end 2023 U.S. unemployment was projected at 4.5% as of March 2023, and year-end 2024 unemployment was projected at 4.0% as of March 2024. U.S annual GDP growth was projected at 0.4% for year-end 2023 as of March 2023, and year-end 2024 U.S. annual GDP growth was projected at 2.1% as of March 2024. 2023 FOMC projections reflected uncertainty concerning the impact of interest rate increases in the wake of multiple regional banks being placed into receivership prior to the FOMC's March 2023 meeting. Loan growth in the first quarter of 2024 totaled $30.9 million, compared to $44.3 million in the first quarter of 2023, resulting in lower volume-related provisioning in the current period.

Non-Interest Income:

Non-interest income for the first quarter of 2024 was $5.7 million compared to $5.4 million for the same period in the prior year, an increase of $0.3 million, or 5.6%. The increase was primarily driven by increases of $0.1 million in both wealth management group fee income other non-interest income. The increase in wealth management group fee income was primarily attributable to an increase in assets under management in the first quarter of the current year, compared to the same period in the prior year. The increase in other non-interest income was primarily related to gains on the transfer of two properties to OREO in the current period.

Non-Interest Expense:

Non-interest expense for the first quarter of 2024 was $16.7 million compared to $15.8 million for the same period in the prior year, an increase of $0.9 million, or 5.7%. The increase was primarily driven by increases of $0.4 million in pension and other employee benefits, $0.2 million in salaries and wages, $0.2 million in data processing, and $0.1 million in professional services, offset by a decrease of $0.2 million in other non-interest expense.

The increase in pension and other employee benefits for the current quarter was primarily attributable to an increase in employee healthcare expense, compared to the same period in the prior year. Salaries and wages increased in the current quarter, compared to the same period in the prior year, primarily due to increases in base wages, severance expense, and an increase in the market value of the Corporation's deferred compensation plan. The increase in data processing expense in the current quarter was primarily attributable to increases in software related expenses, compared to the same period in the prior year. Professional services increased in the current quarter, compared to the same period in the prior year, primarily due to outsourced services related to the realignment of certain back office functions, new strategic consulting arrangements, and fee increases. The decrease in other non-interest expense was primarily attributable to decreases across a majority of included expense categories in the current quarter, compared to the same period in the prior year.

Income Tax Expense:
Income tax expense of $2.0 million for the first quarter of 2024 was comparable with the first quarter of 2023. The effective tax rate for the current quarter was 22.4%, compared to 21.5% for the same period in the prior year.

Asset Quality

Non-performing loans totaled $7.8 million as of March 31, 2024, or 0.39% of total loans, compared to $10.4 million, or 0.53% of total loans as of December 31, 2023. The decrease in non-performing loans was primarily attributable to the payoff of a nonaccrual commercial real estate loan totaling $1.9 million, as well as $0.5 million in paydown activity on other nonaccrual commercial loans, inclusive of $0.2 million in paydowns relating to the commercial real estate relationship for which a $0.9 million specific reserve allocation was made in the prior quarter. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $8.4 million, or 0.30% of total assets, as of March 31, 2024, compared to $10.7 million, or 0.40% of total assets, as of December 31, 2023. The decrease in non-performing assets can be attributed to the decrease in non-performing loans.

Total loan delinquencies as of March 31, 2024 declined compared to December 31, 2023, primarily attributable to a decline in consumer loan delinquency rates during the period, consistent with the Corporation's past experience of seasonal fluctuations, particularly for auto loans. Commercial loan and residential mortgage delinquencies remained stable as of March 31, 2024, compared to December 31, 2023, and management continues to monitor the impacts that elevated interest rates may have on its borrower base. Annualized net charge-offs to total average loans for the first quarter of 2024 were 0.04%, compared to 0.05% for the year ended December 31, 2023. Annualized consumer net charge-offs for the period ended March 31, 2024 were 0.30% of average consumer loans, primarily concentrated in auto loans, while commercial loans and residential mortgage loans each had net recoveries during the period ended March 31, 2024.

The allowance for credit losses was $20.5 million as of March 31, 2024, and $22.5 million as of December 31, 2023. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.7 million as of March 31, 2024 and $0.9 million as of December 31, 2023. The decrease in the allowance for credit losses was primarily attributable to the aforementioned annual review and update to the loss drivers which the Bank's CECL model is based upon. Loss drivers are the economic variables used to make forward looking credit loss projections by determining correlations between changes in the underlying economic variables and changes in historical loss experience over a predefined historical period. Peer loss experience is utilized to supplement the Bank's own historical loss experience.

Recalibration of the loss drivers resulted in a decline in the baseline loss rates which the model utilizes. Additionally, FOMC projections for the economic variables used in the model improved between December 31, 2023 and March 31, 2024. Projected year-end 2024 U.S. unemployment improved from 4.1% in December 2023 to 4.0% in March 2024. Actual unemployment rates between January 2022 and March 2024 have remained at or below 4.0% for the longest continuous duration since the 49-month period ended February 1970, keeping projection levels below historical norms. Projected year-end 2024 U.S annual GDP growth improved from 1.4% in December 2023 to 2.1% in March 2024.

The allowance for credit losses was 261.28% of non-performing loans as of March 31, 2024 and 216.28% as of December 31, 2023. The allowance for credit losses to total loans was 1.02% as of March 31, 2024 and 1.14% as of December 31,
2023.

Balance Sheet Activity

Total assets were $2.785 billion as of March 31, 2024 compared to $2.711 billion as of December 31, 2023, an increase of $74.4 million, or 2.7%. The increase can mostly be attributed to increases of $58.0 million in cash and cash equivalents, $30.9 million in loans, net of deferred origination fees and costs, $2.6 million in accrued interest receivable and other assets, and a decrease of $2.0 million in the allowance for credit losses, offset by a decrease of $19.4 million in total investment securities.

The increase in cash and cash equivalents was primarily due to increases of $51.3 million in total deposits, $50.0 million in advances from the Federal Reserve BTFP, and $11.9 million related to paydowns and maturities of securities in the available for sale portfolio, offset by an increase of $30.9 million in loans, net of deferred origination fees and costs, and a decrease of $31.9 million in FHLBNY overnight advances.

The increase in loans, net of deferred origination fees and costs, was concentrated in the commercial loan portfolio, which increased $38.1 million, or 2.7%. Consumer loans decreased $6.4 million, or 2.1%, primarily driven by weaker demand for originations in the indirect auto segment, and the relatively fast turnover rate of the portfolio. The residential mortgage portfolio decreased $0.7 million, or 0.3%, as the Corporation continued to elect to sell a greater proportion of originations into the secondary market, and constrained residential real estate market conditions impacted demand.

Total investment securities decreased primarily due to a decrease of $18.0 million in securities available for sale. Net paydowns and maturities on securities available for sale for the first quarter totaled $11.9 million, primarily attributable to paydowns on mortgage-backed securities and SBA pooled-loan securities. The market value of securities available for sale declined $5.5 million, due to unfavorable changes in interest rates during the quarter. FHLB stock decreased $1.4 million due to lower FHLBNY overnight advance borrowing activity as of the end of the current quarter, compared to prior year-end.

The increase in accrued interest receivable and other assets was primarily due to increases in interest rate swap assets of $1.3 million, due to an increase in the market value of swaps, and accrued interest receivable of $1.2 million, primarily on loans.

Total liabilities were $2.588 billion as of March 31, 2024 compared to $2.515 billion as of December 31, 2023, an increase of $72.5 million, or 2.9%. The increase in total liabilities can primarily be attributed to increases of $51.3 million in deposits, $18.0 million in advances and other debt, and $2.8 million in accrued interest payable and other liabilities.

Total deposits increased $51.3 million or 2.1%, compared to prior year-end, primarily due to increases of $24.0 million in interest-bearing demand deposits, or 8.2%, and $17.1 million in total time deposits, or 2.8%, which include customer time deposits and brokered deposits. Customer time deposits increased $33.9 million, while brokered deposits decreased $16.8 million. Additionally, money market deposits and non-interest bearing demand deposits increased $7.6 million and $3.2 million respectively, compared to prior year-end. Savings deposits decreased by $0.6 million compared to prior year-end. Non-interest bearing deposits comprised 26.5% and 26.9% of total deposits as of March 31, 2024 and December 31, 2023 respectively.

The increase in advances and other debt can primarily be attributed to a $50.0 million advance from the Federal Reserve, as the Corporation took advantage of lower interest rates offered by the BTFP, offset by a decrease of $31.9 million in FHLBNY overnight advances. The increase in accrued interest payable and other liabilities was primarily due to increases in the interest rate swap liability of $1.2 million, primarily due to an increase in the market value of swaps, and accrued interest payable of $1.9 million, primarily on deposits.

Total shareholders’ equity was $197.1 million as of March 31, 2024, compared to $195.2 million as of December 31, 2023, an increase of $1.9 million, or 1.0%, primarily driven by an increase of $5.6 million in retained earnings, offset by an increase of $4.1 million in accumulated other comprehensive loss, as a result of increases in interest rates. The increase in retained earnings was due primarily to net income of $7.1 million, offset by dividends declared of $1.5 million.

The total equity to total assets ratio was 7.08% as of March 31, 2024, compared to 7.20% as of December 31, 2023. The tangible equity to tangible assets ratio was 6.34% as of March 31, 2024 compared to 6.45% as of December 31, 20231. Book value per share increased to $41.35 as of March 31, 2024 from $41.07 as of December 31, 2023. As of March 31, 2024, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity

The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various business needs. These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY advances, and FRB Bank Term Funding Program (BTFP) advances. No new borrowings may be made under the BTFP after March 11, 2024. As of March 31, 2024, the Corporation's cash and cash equivalents balance was $94.9 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, SBA loan pools, mortgage-backed securities, and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of March 31, 2024, the Corporation's investment in securities available for sale was $566.0 million, $240.3 million of which was not pledged as collateral. Additionally, as of March 31, 2024, the Bank's overnight advance line capacity at the Federal Home Loan Bank of New York was $231.0 million, of which $54.1 million in US Government treasury securities was considered unpledged. None of the available capacity at the FHLB was utilized as of March 31, 2024. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth. In January 2024, the Corporation utilized the BTFP with an advance of $50.0 million, maturing in January 2025, however BTFP advances may be prepaid at any time without prepayment penalty.

As of March 31, 2024, uninsured deposits totaled $689.4 million, or 27.8% of total deposits, including $190.7 million of municipal deposits that were collateralized by pledged assets. As of December 31, 2023, uninsured deposits totaled $655.7 million, or 27.0% of total deposits, including $152.9 million of municipal deposits that were collateralized by pledged assets. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation considers brokered deposits to be an element of its deposit strategy, and anticipates it will continue utilizing brokered deposits as a secondary source of funding in support of growth. As of March 31, 2024, the Corporation has entered into brokered deposit arrangements with multiple brokers. As of March 31, 2024, brokered deposits carried terms between 2 and 48 months, with staggered maturities, totaling $126.0 million. Excluding brokered deposits, total deposits increased $68.1 million compared to December 31, 2023.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.350 billion as of March 31, 2024, including $390.2 million of assets under management or administration for the Corporation, compared to $2.242 billion as of December 31, 2023, including $381.3 million of assets under management or administration for the Corporation, an increase of $108.0 million, or 4.8%, due primarily to improvements in equity markets during the first quarter of 2024.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of March 31, 2024, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the first quarter of 2024. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of March 31, 2024.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.8 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2023 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http:// www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2024	2023	2023	2023	2023
ASSETS
Cash and due from financial institutions	$22,984	$22,247	$52,563	$25,499	$25,109
Interest-earning deposits in other financial institutions	71,878	14,600	23,017	28,727	9,532
Total cash and cash equivalents	94,862	36,847	75,580	54,226	34,641
Equity investments	3,093	3,046	2,811	2,841	2,949
Securities available for sale	566,028	583,993	569,004	604,313	626,055
Securities held to maturity	785	785	1,804	1,804	1,932
FHLB and FRB stock, at cost	4,071	5,498	4,053	6,328	7,913
Total investment securities	570,884	590,276	574,861	612,445	635,900
Commercial	1,425,437	1,387,321	1,341,017	1,302,333	1,280,804
Mortgage	277,246	277,992	281,361	285,084	285,944
Consumer	300,927	307,351	308,310	306,489	306,953
Loans, net of deferred loan fees	2,003,610	1,972,664	1,930,688	1,893,906	1,873,701
Allowance for credit losses	(20,471)	(22,517)	(20,252)	(20,172)	(20,075)
Loans, net	1,983,139	1,950,147	1,910,436	1,873,734	1,853,626
Loans held for sale	96	—	—	785	—
Premises and equipment, net	14,183	14,571	15,036	15,496	15,867
Operating lease right-of-use assets	6,018	5,648	5,850	6,050	6,250
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	90,791	88,170	101,436	87,272	83,126
Total assets	$2,784,890	$2,710,529	$2,707,834	$2,674,673	$2,654,183
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$656,330	$653,166	$683,348	$671,643	$690,596
Interest-bearing demand deposits	315,154	291,138	310,885	273,380	287,242
Money market accounts	631,350	623,714	626,256	629,985	631,052
Savings deposits	248,578	249,144	261,822	269,700	271,445
Time deposits	629,360	612,265	591,188	545,486	452,094
Total deposits	2,480,772	2,429,427	2,473,499	2,390,194	2,332,429
Advances and other debt	52,979	34,970	3,120	53,949	93,328
Operating lease liabilities	6,197	5,827	6,028	6,228	6,427
Accrued interest payable and other liabilities	47,814	45,064	55,123	46,876	44,658
Total liabilities	2,587,762	2,515,288	2,537,770	2,497,247	2,476,842
Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	47,794	47,773	47,974	47,740	47,387
Retained earnings	235,506	229,930	227,596	221,412	216,593
Treasury stock, at cost	(16,147)	(16,502)	(16,880)	(17,033)	(17,219)
Accumulated other comprehensive loss	(70,078)	(66,013)	(88,679)	(74,746)	(69,473)
Total shareholders' equity	197,128	195,241	170,064	177,426	177,341
Total liabilities and shareholders' equity	$2,784,890	$2,710,529	$2,707,834	$2,674,673	$2,654,183
Period-end shares outstanding	4,768	4,754	4,738	4,732	4,726

Chemung Financial Corporation Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Percent
(in thousands, except per share data)	2024	2023	Change
Interest and dividend income: Loans, including fees	$27,198	$22,289	22.0
Taxable securities	3,557	3,583	(0.7)
Tax exempt securities	258	261	(1.1)
Interest-earning deposits	206	97	112.4
Total interest and dividend income	31,219	26,230	19.0
Interest expense: Deposits	12,145	5,387	125.5
Borrowed funds	985	896	9.9
Total interest expense	13,130	6,283	109.0
Net interest income	18,089	19,947	(9.3)
Provision (credit) for credit losses	(2,040)	277	(836.5)
Net interest income after provision for credit losses	20,129	19,670	2.3
Non-interest income: Wealth management group fee income	2,703	2,580	4.8
Service charges on deposit accounts	949	941	0.9
Interchange revenue from debit card transactions	1,063	1,133	(6.2)
Change in fair value of equity investments	101	72	40.3
Net gains on sales of loans held for sale	32	5	N/M
Income from bank owned life insurance	9	10	(10.0)
Other	800	682	17.3
Total non-interest income	5,657	5,423	4.3
Non-interest expense: Salaries and wages	7,016	6,783	3.4
Pension and other employee benefits	2,082	1,680	23.9
Other components of net periodic pension and postretirement benefits	(232)	(174)	(33.3)
Net occupancy	1,493	1,465	1.9
Furniture and equipment	398	418	(4.8)
Data processing	2,573	2,381	8.1
Professional services	559	440	27.0
Marketing and advertising	345	332	3.9
Other real estate owned expense	49	38	28.9
FDIC insurance	577	497	16.1
Loan expense	255	232	9.9
Other	1,583	1,744	(9.2)
Total non-interest expense	16,698	15,836	5.4
Income before income tax expense	9,088	9,257	(1.8)
Income tax expense	2,038	1,987	2.6
Net income	$7,050	$7,270	(3.0)
Basic and diluted earnings per share	$1.48	$1.54
Cash dividends declared per share	$0.31	$0.31
Average basic and diluted shares outstanding	4,764	4,721
N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended
Consolidated Financial Highlights (Unaudited)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2024	2023	2023	2023	2023
RESULTS OF OPERATIONS
Interest income	$31,219	$30,033	$29,015	$27,796	$26,230
Interest expense	13,130	12,135	10,998	9,201	6,283
Net interest income	18,089	17,898	18,017	18,595	19,947
Provision (credit) for credit losses (f)	(2,040)	2,300	449	236	277
Net interest income after provision for credit losses	20,129	15,598	17,568	18,359	19,670
Non-interest income	5,657	5,871	7,808	5,447	5,423
Non-interest expense	16,698	16,826	15,668	15,913	15,836
Income before income tax expense	9,088	4,643	9,708	7,893	9,257
Income tax expense	2,038	841	2,060	1,613	1,987
Net income	$7,050	$3,802	$7,648	$6,280	$7,270
Basic and diluted earnings per share	$1.48	$0.80	$1.61	$1.33	$1.54
Average basic and diluted shares outstanding	4,764	4,743	4,736	4,729	4,721
PERFORMANCE RATIOS
Return on average assets	1.04%	0.56%	1.14%	0.95%	1.12%
Return on average equity	14.48%	8.63%	16.89%	13.97%	16.97%
Return on average tangible equity (a)	16.29%	9.86%	19.22%	15.89%	19.40%
Efficiency ratio (unadjusted) (e)	70.32%	70.79%	60.67%	66.19%	62.42%
Efficiency ratio (adjusted) (a)	70.07%	70.42%	66.55%	65.94%	62.18%
Non-interest expense to average assets	2.47%	2.48%	2.33%	2.41%	2.44%
Loans to deposits	80.77%	81.20%	78.05%	79.24%	80.33%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.51%	5.31%	5.21%	5.09%	4.90%
Yield on investments	2.35%	2.24%	2.22%	2.22%	2.18%
Yield on interest-earning assets	4.70%	4.50%	4.40%	4.29%	4.12%
Cost of interest-bearing deposits	2.75%	2.59%	2.44%	2.01%	1.34%
Cost of borrowings	5.15%	5.52%	5.25%	5.13%	4.91%
Cost of interest-bearing liabilities	2.85%	2.68%	2.47%	2.11%	1.49%
Interest rate spread	1.85%	1.82%	1.93%	2.18%	2.63%
Net interest margin, fully taxable equivalent	2.73%	2.69%	2.73%	2.87%	3.14%
CAPITAL
Total equity to total assets at end of period	7.08%	7.20%	6.28%	6.63%	6.68%
Tangible equity to tangible assets at end of period (a)	6.34%	6.45%	5.52%	5.87%	5.91%
Book value per share	$41.34	$41.07	$35.90	$37.49	$37.53
Tangible book value per share (a)	36.77	36.48	31.29	32.88	32.91
Period-end market value per share	42.48	49.80	39.61	38.41	41.50
Dividends declared per share	0.31	0.31	0.31	0.31	0.31
AVERAGE BALANCES
Loans and loans held for sale (b)	$1,989,185	$1,956,022	$1,909,100	$1,880,224	$1,849,310
Interest-earning assets	2,681,059	2,654,638	2,627,012	2,609,893	2,592,709
Total assets	2,724,391	2,688,536	2,664,570	2,649,399	2,627,088
Deposits	2,402,215	2,397,663	2,410,931	2,363,847	2,337,476
Total equity	195,860	174,868	179,700	180,357	173,786
Tangible equity (a)	174,036	153,044	157,876	158,533	151,962
ASSET QUALITY
Net charge-offs (recoveries)	$182	$171	$356	$146	$269
Non-performing loans (c)	7,835	10,411	6,826	7,304	7,731
Non-performing assets (d)	8,394	10,738	7,055	7,471	10,738
Allowance for credit losses (f)	20,471	22,517	20,252	20,172	20,075
Annualized net charge-offs (recoveries) to average loans	0.04%	0.03%	0.07%	0.03%	0.06%
Non-performing loans to total loans	0.39%	0.53%	0.35%	0.39%	0.41%
Non-performing assets to total assets	0.30%	0.40%	0.26%	0.28%	0.30%
Allowance for credit losses to total loans (f)	1.02%	1.14%	1.05%	1.07%	1.07%
Allowance for credit losses to non-performing loans (f)	261.28%	216.28%	296.69%	276.17%	259.66%

(a)  See the GAAP to Non-GAAP reconciliations.
(b)  Loans and loans held for sale do not reflect the allowance for credit losses.
(c)  Non-performing loans include non-accrual loans only.
(d)  Non-performing assets include non-performing loans plus other real estate owned.
(e)  Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.
(f)  Corporation adopted CECL January 1, 2023.

Chemung Financial Corporation

Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023			Three Months Ended March 31, 2024 vs. 2023
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
Interest-earning assets:
Commercial loans	$1,406,950	$20,642	5.90%	$1,261,054	$16,584	5.33%	$4,058	$2,109	$1,949
Mortgage loans	277,661	2,597	3.74%	285,588	2,472	3.51%	125	(60)	185
Consumer loans	304,574	4,016	5.30%	302,668	3,285	4.40%	731	22	709
Taxable securities	633,294	3,560	2.26%	695,079	3,585	2.09%	(25)	(321)	296
Tax-exempt securities	40,266	282	2.82%	40,769	305	3.03%	(23)	(3)	(20)
Interest-earning deposits	18,314	206	4.52%	7,551	97	5.21%	109	123	(14)
Total interest-earning assets	2,681,059	31,303	4.70%	2,592,709	26,328	4.12%	4,975	1,870	3,105
Non-interest earnings assets:
Cash and due from banks	25,255			25,084
Other assets	40,665			29,393
Allowance for credit losses (3)	(22,588)			(20,098)
Total assets	$2,724,391			$2,627,088
Interest-bearing liabilities:
Interest-bearing checking	$307,895	$1,335	1.74%	$291,090	$274	0.38%	$1,061	$17	$1,044
Savings and money market	865,113	4,266	1.98%	906,947	1,648	0.74%	2,618	(80)	2,698
Time deposits	481,965	4,904	4.09%	322,710	2,092	2.63%	2,812	1,323	1,489
Brokered deposits	121,405	1,640	5.43%	113,074	1,374	4.93%	266	112	154
FHLBNY overnight advances	34,875	487	5.52%	70,699	866	4.97%	(379)	(470)	91
FRB advances and other debt	41,465	498	4.83%	3,281	29	3.58%	469	455	14
Total interest-bearing liabilities	1,852,718	13,130	2.85%	1,707,801	6,283	1.49%	6,847	1,357	5,490
Non-interest-bearing liabilities:
Demand deposits	625,837			703,655
Other liabilities	49,976			41,846
Total liabilities	2,528,531			2,453,302
Shareholders' equity	195,860			173,786
Total liabilities and shareholders' equity	$2,724,391			$2,627,088
Fully taxable equivalent net interest income		18,173			20,045		$(1,872)	$513	$(2,385)
Net interest rate spread (1)			1.85%			2.63%
Net interest margin, fully taxable equivalent (2)			2.73%			3.14%
Taxable equivalent adjustment		(84)			(98)
Net interest income		$18,089			$19,947

(1)  Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.

(2)  Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

(3)  The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non- GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	March 31, 2023
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT Net interest income (GAAP)	$18,089	$17,898	$18,017	$18,595	$19,947
Fully taxable equivalent adjustment	84	87	87	92	98
Fully taxable equivalent net interest income (non-GAAP)	$18,173	$17,985	$18,104	$18,687	$20,045
Average interest-earning assets (GAAP)	$2,681,059	$2,654,638	$2,627,012	$2,609,893	$2,592,709
Net interest margin - fully taxable equivalent (non-GAAP)	2.73%	2.69%	2.73%	2.87%	3.14%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	March 31, 2023
EFFICIENCY RATIO Net interest income (GAAP)	$18,089	$17,898	$18,017	$18,595	$19,947
Fully taxable equivalent adjustment	84	87	87	92	98
Fully taxable equivalent net interest income (non-GAAP)	$18,173	$17,985	$18,104	$18,687	$20,045
Non-interest income (GAAP)	$5,657	$5,871	$7,808	$5,447	$5,423
Less: net (gains) losses on security transactions	—	39	—	—	—
Less: recognition of employee retention tax credit	—	—	(2,370)	—	—
Adjusted non-interest income (non-GAAP)	$5,657	$5,910	$5,438	$5,447	$5,423
Non-interest expense (GAAP)	$16,698	$16,826	$15,668	$15,913	$15,836
Less: amortization of intangible assets	—	—	—	—	—
Adjusted non-interest expense (non-GAAP)	$16,698	$16,826	$15,668	$15,913	$15,836
Efficiency ratio (unadjusted)	70.32%	70.79%	60.67%	66.19%	62.42%
Efficiency ratio (adjusted)	70.07%	70.42%	66.55%	65.94%	62.18%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	March 31, 2023
TANGIBLE EQUITY AND TANGIBLE ASSETS (PERIOD END) Total shareholders' equity (GAAP)	$197,128	$195,241	$170,064	$177,426	$177,341
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$175,304	$173,417	$148,240	$155,602	$155,517
Total assets (GAAP)	$2,784,890	$2,710,529	$2,707,834	$2,674,673	$2,654,183
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,763,066	$2,688,705	$2,686,010	$2,652,849	$2,632,359
Total equity to total assets at end of period (GAAP)	7.08%	7.20%	6.28%	6.63%	6.68%
Book value per share (GAAP)	$41.34	$41.07	$35.90	$37.49	$37.53
Tangible equity to tangible assets at end of period (non-GAAP)	6.34%	6.45%	5.52%	5.87%	5.91%
Tangible book value per share (non-GAAP)	$36.77	$36.48	$31.29	$32.88	$32.91

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
(in thousands, except ratio data)	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	March 31, 2023
TANGIBLE EQUITY (AVERAGE) Total average shareholders' equity (GAAP)	$195,860	$174,868	$179,700	$180,357	$173,786
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$174,036	$153,044	$157,876	$158,533	$151,962
Return on average equity (GAAP)	14.48%	8.63%	16.89%	13.97%	16.97%
Return on average tangible equity (non-GAAP)	16.29%	9.86%	19.22%	15.89%	19.40%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
(in thousands, except per share and ratio data)	March 31, 2024	Dec. 31, 2023	Sept. 30, 2023	June 30, 2023	March 31, 2023
NON-GAAP NET INCOME Reported net income (GAAP)	$7,050	$3,802	$7,648	$6,280	$7,270
Net (gains) losses on security transactions (net of tax)	—	29	—	—	—
Recognition of employee retention tax credit (net of tax)	—	—	(1,873)	—	—
Net income (non-GAAP)	$7,050	$3,831	$5,775	$6,280	$7,270
Average basic and diluted shares outstanding	4,764	4,743	4,736	4,729	4,721
Reported basic and diluted earnings per share (GAAP)	$1.48	$0.80	$1.61	$1.33	$1.54
Reported return on average assets (GAAP)	1.04%	0.56%	1.14%	0.95%	1.12%
Reported return on average equity (GAAP)	14.48%	8.63%	16.89%	13.97%	16.97%
Basic and diluted earnings per share (non-GAAP)	$1.48	$0.81	$1.21	$1.33	$1.54
Return on average assets (non-GAAP)	1.04%	0.57%	0.86%	0.95%	1.12%
Return on average equity (non-GAAP)	14.48%	8.69%	12.75%	13.97%	16.97%

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714

Category: Financial

Source: Chemung Financial Corp